                                                                     Exhibit 4.5

                         SHAREHOLDERS' RIGHTS AGREEMENT
                         ------------------------------

     THIS SHAREHOLDERS RIGHTS AGREEMENT (this "Agreement") made as of the 18th day of January, 2001, by and among:

 STOREAGE NETWORKING TECHNOLOGIES LTD., a private company organized under the laws of the State of Israel, with offices at Gutwirth Science Center, Building 640, Technion City, Haifa, Israel (the "Company");

 -and-

 IIS INTELLIGENT INFORMATION SYSTEMS LTD., a private company that is a wholly-owned subsidiary of IIS INTELLIGENT INFORMATION SYSTEMS LTD. organized under the laws of the State of Israel, with offices at Gutwirth Science Center, Building 640, Technion City, Haifa, Israel ("IIS");

 -and-

 NELSON NAHUM, of 36a Shimkin Street, Haifa (the "Key Employee");

 -and-

 OPHIRTECH LTD., a company organized under the laws of the State of Israel, with offices at 8 Shderot Shaul Hamelech, Tel Aviv, Israel ("Ophir");

 -and-

 KOONRAS TECHNOLOGIES LTD., a company organized under the laws of the State of Israel, with offices at 21 Ha'arba'ah Street, Tel Aviv, Israel ("Koonras");

 -and-

GENESIS PARTNERS II L.D.C., a Limited Duration Company organized under the laws of the State of Cayman Islands ("Genesis Partners") and GENESIS PARTNERS II (Israel) L.P., a limited partnership organized under the laws of the Cayman Islands ("Genesis Partners (Israel)"), with offices at Top Tower, 50 Dizengoff St., Tel Aviv, Israel (Genesis Partners and Genesis Partners (Israel) shall be referred to collectively as "Genesis");

-and-

CISCO SYSTEMS, INC., a public company incorporated under the laws of the state of California ("Cisco"), with office at 170 West Tasman Drive, San Jose,
California, 95134-17066,   U.S.A.

-and-

MORGAN KEEGAN & COMPANY, INC., MORGAN KEEGAN OPPORTUNITY FUND, L.P. and MORGAN KEEGAN EMPLOYEE INVESTMENT FUND, L.P., corporations incorporated under the laws of the state of Delaware (collectively, "Morgan"), with offices at 50 North Front Street, Memphis, Tennessee 38103, U.S.A.

-and-

The other investors listed in Annex 1 attached hereto (the "Other Investors").
                              -------

(Ophir, Koonras, Genesis and IIS shall be referred, collectively, as the "Initial Purchasers"; Cisco, Morgan and the Other Investors shall be referred to, collectively, as the "Additional Purchasers"; each of the Initial Purchasers and the Additional Purchasers shall be referred to individually as a "Purchaser" and collectively as "Purchasers")

Each of the above mentioned parties to this Agreement shall be referred to as a "Party" and all of such parties as the "Parties".

                              W I T N E S S E T H:

     WHEREAS, the Initial Purchasers purchased 4,139,271 Series B Convertible Preferred Shares of the Company (the "Preferred B Shares") in accordance with the terms of that certain Share Purchase Agreement, dated December 13, 2000, as amended on January 18, 2001 (the "Initial SPA"); and

     WHEREAS, the Additional Purchasers are subscribing for additional Preferred B Shares in accordance with the terms of the Share Purchase Agreement, dated January 18, 2001 (the "Additional SPA")

(the Initial SPA and the Additional SPA shall be referred to, collectively, as the "Share Purchase Agreement"); and

     WHEREAS, the Parties wish to terminate the Shareholders Rights Agreement entered into on October 21, 1999 and the Shareholders Rights Agreement entered into on December 13, 2000, among certain shareholders of the Company and the Company (collectively, the "Previous SRA") so that, all the provisions of the Previous SRA would have no further force or effect (as of the date of this Agreement), and as of the date of this Agreement would be replaced by all the provisions of this Agreement as detailed below; and

     WHEREAS, in order to induce the Company and its shareholders to approve the issuance of the Preferred B Shares to the Additional Purchasers and to induce the Additional Purchasers to invest funds in the Company pursuant to the Share Purchase Agreement, the Parties hereby agree that certain rights shall be granted to the

Company's shareholders as set forth herein;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Parties hereby agree as follows:


1.   Affirmative Covenants
     ---------------------

     1.1. Delivery of Financial Statements. The Company shall deliver to (a)
          --------------------------------
          each holder of Preferred B Shares and each holder of Series A Convertible Preferred Shares (the "Preferred A Shares") and (b) each holder of Ordinary Shares for so long as such holder owns more than 5% of the outstanding share capital in the Company on a fully diluted basis (in each case in this Section 1 an "Entitled Shareholder"):

          1.1.1. As soon as practicable, but in any event within fifty (50) days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company and of the Company's subsidiary - StoreAge Networking Technologies, Inc. (the "Subsidiary"), including the balance sheet as of the end of such year and statements of income and cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar denominated, prepared in accordance with US generally accepted accounting principles ("GAAP"), audited by a firm of Independent Certified Public Accountants who are members of the Israeli Institute of Certified Public Accountants and are affiliated with one of the "Big Five" accounting firms (an "Israeli CPA"), accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP consistently applied, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with US generally accepted auditing standards, and in a form suitable for such Entitled Shareholder to conform with the reporting requirements which apply to a publicly traded company; and

          1.1.2. As soon as practicable, but in any event within forty five (45) days after the end of the first, second and third quarter in each year, the unaudited, but reviewed, consolidated financial statements of the Company and of the Subsidiary, including the balance sheet as at the end of each such period and unaudited statements of income and cash flow of the Company for such period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated, certified, by the chief financial officer of the Company (the "CFO"), reviewed by an Israeli CPA and in a form suitable for such Entitled Shareholder to conform with the reporting requirements which apply to a publicly traded company. The CFO's certificate shall state that such financial statements were prepared in accordance with GAAP consistently applied.

          1.1.3. As soon as practicable, but in any event within fifteen (15) days after the end of each calendar month, the Company shall deliver to the Entitled Shareholders monthly management reports containing information of the business of the Company for such month in the form acceptable to the Company and the Purchasers and any such other reports as shall from time to time be directed by the Board of Directors.

          1.1.4. At least forty five (45) days prior to the first day of each fiscal year, the Company shall prepare and present to the Entitled Shareholders detailed financial and operational projections for the year and a financial summary projection, broken down into yearly and quarterly financial forecasts and other such projections as directed by the Purchasers.

          1.1.5. Any other information as may be reasonably requested by the Entitled Shareholders, including, inter alia, information required for the purpose of preparing or filing a prospectus and/or any other filing pursuant to the securities authorities and/or any other information required under any law. It is agreed that in such events the Entitled Shareholder may be entitled to transfer that information, if necessary for the purposes mentioned above, to any of its affiliates or subsidiaries, provided that the Entitled Shareholder shall reimburse the Company for any and all expenditure which is borne by the Company in connection with obtaining or providing such information, if information of that kind in not obtained by the Company in the ordinary course of business.

          1.1.6. All of the information provided under this Section 1.1 shall be presented to the Purchasers in English.

    1.2. Additional Information. Until a firm commitment underwritten public
         ----------------------
         offering managed by an internationally recognized underwriter of Ordinary Shares of the Company yielding at least $30 million (Thirty Million US Dollars) net to the Company and which reflects a pre-offering valuation of the Company of more than U.S. $150,000,000 (One Hundred Fifty Million US Dollars) ("Qualified IPO"), the Company will permit the authorized representative of each Entitled Shareholder at such Entitled Shareholder's expense, full and free access, at reasonable times and upon reasonable notice, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company's officers and auditors. Without derogating from the foregoing, should the Company receive written notification from a Party that it does not desire to receive any further Confidential Information (as defined herein) from the Company, as provided in Section 12.2 below, such Party shall not be entitled to any additional information pursuant to this Section 1.2.

          1.3. Delivery of Information to Directors. In addition, the Company
               ------------------------------------
               will deliver to each of the Preferred Directors (as defined below), to the Cisco and Koonras Observers and to the Directors appointed by IIS the following information: (a) promptly following the occurrence of any Event, as defined hereinafter likely to have a material adverse effect upon the Company or its business, a written summary of such Event and its foreseeable implications. "Event" - includes, without limitation: (i) any material change in the information that was known to the Company which may have a material adverse affect on the Company; (ii) occurrence of new Events that render the information supplied to the Entitled Shareholders untrue or incomplete in any material way; or (iii) occurrence of any technological impediment which may cause a material adverse change in the current or prospective business of the Company; and (b) with reasonable promptness, such other information and data with respect to the Company, as an Entitled Shareholder may from time to time reasonably request. This Section 1.3 shall not derogate from any rights which any Entitled Shareholder or the directors designated by any of them may be entitled to under applicable law.

          1.4. Accounting. The Company will maintain and cause each of its
               ----------
               subsidiaries to maintain adequate records and books of accounts, and a system of accounting established and administered in accordance with GAAP consistently applied, and will reserve on its books and cause each of its operating subsidiaries to reserve on its books all such proper reserves as shall be required by GAAP.

          1.5. Insurance. The Company will maintain and shall pay all premiums
               ---------
               and maintain in full force and effect, employers liability, fire and casualty insurance policies with coverage sufficient in amount to allow it to replace its material properties, which might be damaged or destroyed. In addition to the foregoing, at the direction of the Board of Directors, the Company shall obtain from financially sound and reputable insurers a product liability insurance policy as is necessary for the Company to conduct its business. The Company shall obtain a Directors and Officers liability insurance policy in an amount as shall be determined by the Company's Board of Directors, within such time as resolved by the Board of Directors. All the above insurance shall be of such type and in such amount customary for companies similarly situated.

          1.6. Confidentiality and Non-Competition Agreements. Unless otherwise
               ----------------------------------------------
               specifically approved by the Board of Directors, the Company will not employ or otherwise contract with, or continue to employ or otherwise contract with, any person who will have access to confidential information with respect to the Company and its operations unless such person has executed and delivered a Confidentiality and Non-Competition Agreement in such form approved by the Company's Board of Directors.

          1.7. Protection of Intellectual Property. The Company undertakes to
               -----------------------------------
               use its best efforts to diligently protect any future development of the Company and of its subsidiaries by, inter alia, filing for patents in the United States and other jurisdictions, conducting searches to verify the status of the intellectual property, and taking such customary measures, in any such case, to protect the secrecy and value of the Company's and its subsidiaries intellectual property. The Company shall avoid and shall cause its subsidiaries to avoid an infringement of intellectual property rights of others of which it is aware, including by the design and use of non-infringing products, processes or the like.

          1.8. Employee Stock Option Plan. All options issued after the Closing
               --------------------------
               of the Share Purchase Agreement to employees, officers and consultants of the Company shall be in accordance with the Company's current employee stock option plan or any other employee stock option plan adopted by the Board of Directors.

          1.9. Use of Proceeds. The Company shall use the net cash proceeds from
               ---------------
               the sale of the Preferred B Shares in the manner set forth in
               Section 7 of the Share Purchase Agreement.

          1.10. Internal Auditor. Until an IPO, as long as Koonras holds more
                ----------------
               than 20% of the issued and outstanding share capital of the Company (on an as-converted basis), then, upon the demand of Koonras, the Company's Board of Directors shall appoint an internal auditor (as such term defined in the Companies Law -
               1999) to the Company.

          1.11. Compensation. The Company shall not pay and shall cause its
                ------------
               subsidiaries to not pay to its directors, officers and key employees management compensation in excess of that compensation customarily paid to management in companies in similar business without the consent of the Board or Directors.

          1.12. Reserved Conversion Shares. The Company shall at all time
                --------------------------
               reserve and keep available out of its authorized but unissued shares of Ordinary Shares, for the purpose of effecting the conversion of the Preferred B Shares and the Preferred A Shares and otherwise complying with the terms of this Agreement and the terms of the Share Purchase Agreement, such number of its duly authorized shares of Ordinary Shares as shall be sufficient to effect the conversion of the Preferred B Shares from time to time outstanding or otherwise comply with the terms of this Agreement and the terms of the Share Purchase Agreement.

          1.13. Restrictive Agreements Forbidden. The Company shall not become a
                --------------------------------
               party to any agreement, which by its terms restricts the Company's performance of this Agreement, the Share Purchase Agreement and any and all agreement and instruments entered by the parties hereunder and thereunder, or the Amended Articles.

          1.14. Compliance with Laws. The Company shall comply, and cause its
                --------------------
               subsidiaries to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially and adversely affect their respective business or condition, financial or otherwise.

          1.15. IIS-StoreAge Agreement. The Company and IIS agree that, for such
                ----------------------
               time as Cisco (together with any Permitted Transferee of Cisco, as defined in the Amended Articles) holds shares in the Company constituting 5% or more of the issued and outstanding share capital of the Company, the Company and IIS shall not amend the agreement entered between the Company and IIS (in the form attached to the Share Purchase Agreement as Exhibit R(1) without
                                                           ------------
               the prior written consent of Cisco.

2.      Negative Covenants
        ------------------

        2.1. Prior to such time as the consummation of a Qualifying IPO the following actions and resolutions shall not be taken by the Company (and the Company shall not cause any subsidiary thereof to take such action) without first obtaining the written consent of at least two of the Preferred Directors, as defined below (in the case of actions of the Board of Directors), or the written consent of the holders of at least a 70% of the Preferred A Shares and Preferred B Shares then issued and outstanding collectively (in the case of actions of the shareholders):

                2.1.1. voluntary liquidation, winding up, reorganization, merger or consolidation with or into any corporation or entity, or sale, assignment, lease, or other disposition of all or substantially all of the Company's assets;

                2.1.2. the declaration or payment of any dividend (whether in cash or shares) or any other distribution of cash or other assets;

                2.1.3. any amendment to or modification of the Company's Articles or Memorandum of Association;

                2.1.4. Without limitation to Section 2.2 below, any increase in or modification of the Company's authorized share capital, and the issuance of any securities of the Company (including but not limited to option, warrants etc.) at an exercise or price per share which is lower than US$ 3.28695 (purchase price per each Preferred B Share), subject to recapitalization adjustments;

                2.1.5. any material change in the nature or character of the business as currently conducted or contemplated to be conducted by the Company;

                2.1.6. any transaction, agreement or arrangement, which is not in the ordinary course of business of the Company relating to the Company's intellectual property;

                2.1.7.  the terms of an IPO;

                2.1.8. the purchase of any securities or substantially all of the assets, of any person or entity;

                2.1.9. entering into any transaction with (i) any shareholder or director of the Company or any of their respective affiliates, shareholders, partners, directors or officers or (ii) with any officer of the Company;

                2.1.10. any loan granted to the Company exceeding the amount of
                        US$100,000, the imposition of liens and/or charges on any of the Company's assets and any grant of guarantees to or by the Company;

                2.1.11. any loan granted by the Company exceeding the aggregate amount of US$50,000;

                2.1.12. designation or discharge of the chief executive officer and other executive officers of the Company;

                2.1.13. approval of the annual budget and working plan and any expenditure which deviates therefrom;

                2.1.14. redemption on the Company's shares;

                2.1.15. call on the Company's shares;

                2.1.16. any amendment to the Company's Stock Option Plan or the adoption of any compensation or stock plan; and

                2.1.17. entering into any engagement and/or agreement and/or commitment and/or undertaking with Morgan Keegan & Company, Inc.

        2.2. Prior to the consummation of a Qualifying IPO, the following actions of the Company shall require the affirmative vote of the holders of Preferred A Shares or Preferred B Shares (in each case, each voting as a separate class), as the case may be:

                2.2.1. The authorization, creation and/or issuance of securities of the Company with rights same, pari passu or superior to the rights conferred upon the holders of Preferred A Shares or Preferred B Shares, as the case may be; and

                2.2.2. Any action which would have the effect of amending or affecting the rights, preferences and privileges of the Preferred A Shares or Preferred B Shares, as the case may be.

3.      The Company's Board of Directors
        --------------------------------

        3.1. Prior to the consummation of a Qualifying IPO, the Board of Directors of the Company and the board of each subsidiary thereof shall consist of not more than seven (7) directors, appointed as follows:

                3.1.1. The majority of holders of Preferred A Shares shall collectively be entitled to appoint one (1) member to the Company's Board of Directors (the "Preferred A Director");

                3.1.2. The majority of holders of Preferred B Shares shall be entitled to appoint two (2) members to the Company's Board of Directors (the "Preferred B Directors");
                        (the Preferred A Director and the Preferred B Directors shall be referred to herein, collectively, as the "Preferred Directors")

                3.1.3. The holder(s) of the majority of the Ordinary Shares shall be entitled to appoint two (2) members to the Company's Board of Directors.

                3.1.4. The Company's Chief Executive Officer shall serve as a member of the Board of Directors.

                3.1.5. An additional member (one), who shall be an industry expert, shall be appointed to the Board of Directors by the other members of the Board.

        3.2. For so long as Koonras holds 5% or more of the issued and outstanding share capital of the Company, it shall be entitled to appoint 1 non-voting observer to the Board of Directors of the Company.

        3.3. For so long as Cisco holds 5% or more of the issued and outstanding share capital of the Company, it shall be entitled to appoint 1 non-voting observer to the Board of Directors of the Company and a member to the technical advisory sub-committee of the Board of Directors of the Company.

4.      Conversion and Anti-Dilution
        ----------------------------

        4.1. The holders of Preferred Shares shall be entitled to broad-based anti- dilution protection. The terms of such anti-dilution protection are as described in Exhibit B.
                                               ---------

        4.2. The Preferred A and B Shares are convertible into Ordinary Shares of the Company. The Conversion terms are as described in Exhibit B.
                ---------

5.      Liquidation Preference
        ----------------------
        The Preferred B shares will be senior to all other equity securities of the Company in the event of actual or deemed liquidation of the Company, bankruptcy or winding up of the Company, or sale of all or substantially all of the assets of the Company for cash or assets. The terms of the liquidation preference are as described in Exhibit B.
                                                   ---------

6.      Dividends
        --------

        The holders of Preferred B Shares and the holders of Preferred A Shares shall have a dividend preference. The terms of such preference are as described in Exhibit B.
                     ---------

7.      Key Employee No Sale
        --------------------

        7.1. Until the earlier of: (i) a Qualifying IPO, (ii) Deemed Liquidation, where the shareholders of the Company prior to the merger do not hold more than 50% of the surviving entity, or
                (iii) sale of all or substantially all of the Company's assets (the "Restrictive Period") Key Employee shall not sell, transfer, assign, pledge or otherwise dispose of any shares of the Company held by him (each a "Transfer"), except to Permitted Transferees (as such term is defined in the Amended Articles), provided that such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement and the Amended Articles including the No-Sale provision set forth in this Subsection 7.1, and except as provided pursuant to Section 7.2 herein, as if such Permitted Transferees were Key Employee.

        7.2. Notwithstanding the foregoing, during the Restrictive Period Key Employee shall be entitled to sell, in one or more transactions, shares of the Company owned by him not exceeding in the aggregate $200,000 (Two Hundred Thousand US Dollars) in value.

        7.3. In the event that the Key Employee or any of his Permitted Transferees should sell any shares in contravention of this Agreement (a "Prohibited Transfer"), the Purchasers may proceed to protect and enforce their rights by suit in equity or by action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of the holders of Preferred A and B Shares or to take one or more of such actions.

8.      Exit
        ----

        The Parties shall have the right to transfer their respective shares in the Company, together with the right of first refusal and tag-along rights. The terms of such right to transfer shares are as described in the Amended Articles attached hereto as Exhibit B.
                                                ---------

9.      Bring-Along
        -----------

        The Parties agree that "bring-along" provisions with respect to sale of shares of the Company will be as set forth in Exhibit B.
                                                      ---------

10.     Preemptive Rights
        -----------------

        The Parties shall have preemptive rights in the event of issue of any additional shares of the Company. The terms of such preemption right are as described in Exhibit B.
                        ---------

11.     Right of First Refusal
        ----------------------

        The Parties shall have right of first refusal to purchase any shares of the

        Company offered for sale by and shareholder of the Company. The terms of such right are as described in Exhibit B.
                                                ---------

12.     Confidentiality
        ---------------

        12.1. The Parties hereby undertake to maintain in strict confidentiality all trade, business, technical or other information regarding the Company, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company's methods of doing business and any and all other information relating to the operation of the Company (collectively, the "Confidential Information"). The Parties shall at no time disclose any Confidential Information to any person, firm, or entity, and for any purpose, without the prior written consent of the Company and shall use their best efforts to cause their authorized representatives not to disclose such information without the prior written consent of the Company.

        12.2. Confidential Information shall not include information that (i) is or becomes part of the public domain other than as a result of breach of this Agreement, (ii) becomes available to the Parties on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Company or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, (iii) have been in the possession or known to the parties prior to disclosure of the information by the Company, (iv) have been developed by or for them or their related entities without use of the Confidential Information, (v) becomes available to the Parties by wholly lawful inspection or analysis of products offered for sale, provided, however, that no Party shall be entitled to use or disclose such Confidential Information except in connection with its investment in the Company and in no event shall use it in a way that may materially adversely affect the Company's business, unless expressly authorized by the Company in writing, or (vi) is transmitted by a Party after receiving written notification from the other Party that it does not desire to receive any further Confidential Information. To avoid any doubt it is hereby clarified that the foregoing exclusions shall not be construed to exclude information pertaining to any and all intellectual property assigned and/or transferred by IIS to the Company. Notwithstanding the foregoing, each Party may disclose information with respect to the Company, which it is required to disclose pursuant to judicial action or other governmental agency action or applicable law or regulation. In the event either Party becomes legally compelled to disclose any Confidential Information, each Party shall provide the other with prompt notice. Both Parties shall cooperate with each other to the fullest extent possible so that the relevant Party may seek a protective order or other appropriate remedy, at its own expense.

        12.3.   Subject to the Section 10.11 (Public Announcements) of the Share
                                              ----------------------------------
                Purchase Agreement, all institutional investors in the Company
                ------------------
                may, without first obtaining such written consent, make general statements, not containing Confidential Information or technical information, regarding the nature and progress of the Company's business, and may provide summary information regarding the Company's financial information in its reports to its respective shareholders or limited partners and may, if required by law, annex to such reports the full financial information to be provided hereunder by the Company.

13.     Miscellaneous
        -------------

        13.1.   Termination of the Previous SRA. By entering into this
                -------------------------------
                Agreement, the shareholders of the Company hereby terminate the Previous SRA as of the date of this Agreement, and as of the date of this Agreement all the rights and privileges granted to either party by virtue of such Agreement shall become null and void.

        13.2.   Further Assurances. Each of the Parties hereto shall perform
                ------------------
                such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby.

        13.3.   Governing Law; Jurisdiction. This Agreement shall be governed by
                ---------------------------
                and construed exclusively according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts for the Tel Aviv-Jaffa district, and each of the Parties hereby submits irrevocably to the jurisdiction of such court.

        13.4.   Successors and Assigns. Except as otherwise expressly limited
                ----------------------
                herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Purchasers and the Company and their respective successors and assigns. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party to this Agreement, with the exception of (a) assignments and transfers from a Purchaser to any other entity which controls, is controlled by or is under common control with, such Purchaser, (b) assignments and transfers to a Purchaser's limited partners and to affiliated limited partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, (c) assignments and transfers to any investment fund or trust or partnership controlled or managed or advised or promoted by a Purchaser and (d) assignment and transfer from the Company to a company which has succeeded to substantially all of the business and assets of the Company in compliance with this Agreement and has assumed in writing its obligations under this Agreement.

        13.5.   Entire Agreement; Amendment and Waiver. Subject to Section 13.2,
                --------------------------------------
                this Agreement, the Exhibits hereto, the Share Purchase Agreement and the schedules thereto, the Registration Agreement and the schedules thereto, the Warrant and the Amended Articles constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof, and as of the date hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, including the Previous SRA (but excluding the Share Purchase Agreement executed on October 21,
                1999). Any term of this Agreement may be amended, waived or discharged (either prospectively or retroactively and either generally or in a particular instance), by a written instrument signed by all the Parties to this Agreement.

        13.6.   Notices, etc. All notices and other communications required or
                -------------
                permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or sent by e-mail (provided that telephone confirmation of receipt is provided) or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

                If to the Company:               StoreAge Networking Technologies Ltd.
                                                 Gutwirth Science Center, Building 640,
                                                 Technion City, Haifa, Israel
                                                 Fax: +972-4-8329040
                                                 Attn: Eli Shapira, CEO
                                                 E-mail:  Eshapira@store-age.com

                With a copy (which will not      Kleinhendler & Halevy
                 constitute notice) to:          30 Kalisher Street
                                                 Tel-Aviv 65257
                                                 Fax:  972-3-5107528
                                                 Attention:  Nitzan Hirsch-Falk
                                                 E-Mail:  nitzan@khlaw.co.il

                If to IIS:                       IIS Intelligent Information Systems
                                                 Investments (1994) Ltd.
                                                 Gutwirth Science Center, Building 640,
                                                 Technion City, Haifa, Israel
                                                 Fax: +972-4-8329040
                                                 Attn: Robi Hartman
                                                 E-mail:  Rhartman@westendgroup.com
                If to Key Employee:              Nelson Nahum
                                                 36a Shimkin Street,
                                                 Haifa, Israel
                                                 Fax: ___________________


              If to Ophir:                          3 Danieal Frish St., 13th Floor
                                                    Tel Aviv, Israel
                                                    Fax: +972-3-6095851
                                                    E-mail: yrmo@netvision.net.il
                                                    Attn: Yirmi Kaplan
              With a copy (which will not           Baratz, Gilat, Bar-Nathan & Co., Law
               constitute notice) to:               Offices
                                                    8 Shaul Hamelech Blvd.
                                                    Tel Aviv 64733 Israel
                                                    Fax: 972-3-696-0986
                                                    E-mail:  lori@bgb-law.co.il
                                                    Attn: Lori Almouli-Confino, Adv.
              If to Koonras:                        21 Ha'arba'ah Street, Tel Aviv, Israel
                                                    Fax:  972-3-6957511
                                                    E-mail:  ashachar@poalim-investments.co.il
                                                    Attn: Avi Shahar
              With a copy (which will not           Baratz, Gilat, Bar-Nathan & Co., Law
               constitute notice) to:               Offices
                                                    8 Shaul Hamelech Blvd.
                                                    Tel Aviv 64733 Israel
                                                    Fax: 972-3-696-0986
                                                    E-mail:  lori@bgb-law.co.il
                                                    Attn: Lori Almouli-Confino, Adv.
              If to Genesis:                        50 Top Tower, Tel Aviv, Israel
                                                    Fax:  972-3-5262696
                                                    E-mail: eyal@genesispartners.co.il
                                                    Attn: Eyal Kishon
              With a copy (which will not           Baratz, Gilat, Bar-Nathan & Co., Law
               constitute notice) to:               Offices
                                                    8 Shaul Hamelech Blvd.
                                                    Tel Aviv 64733 Israel
                                                    Fax: 972-3-696-0986
                                                    E-mail:  lori@bgb-law.co.il
                                                    Attn: Lori Almouli-Confino, Adv.
              If to Morgan Keegan                   Morgan Keegan & Company, Inc.
                                                    50 North Front Street
                                                    Memphis, TN  38103, U.S.A.
                                                    Fax:001-(901)-579-4979
                                                    E-mail: Bill.Ryan@morgankeegan.com
                                                    Attn:  William D. Ryan

        If to Cisco Systems, Inc.               170 West Tasman Drive
                                                San Jose, California, 95134-17066
                                                U.S.A.
                                                Attn: Senior Vice President, Legal and
                                                Government Affairs
                                                Fax: 001-(408)-5265925
        With a copy (which will not             Zellermayer, Pelossof and Co., Adv.
         constitute notice) to:                 Rubinstein House, 20 Lincoln St.
                                                Tel Aviv, Israel
                                                Attn: Guy Even Ezra, Adv.
                                                Fax: 972-3-6255500


        If to the Other Investors               To their respective addresses set forth in
                                                Annex 1

        or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

13.7.   Delays or Omissions. No delay or omission to exercise any right, power,
        -------------------
        or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

13.8.   Severability. If any provision of this Agreement is held by a court of
        ------------
        competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.9.   Construction. All capitalized terms not defined herein shall have the
        ------------
        meaning ascribed to such term in the Share Purchase Agreement.

13.10.  Counterparts. This Agreement may be executed in any number of
        ------------
        counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures appearing on a faxed page shall be deemed original signatures and shall be enforceable against the Parties transmitting such signature pages by facsimile.

13.11.  Titles, Subtitles, Preamble and Schedules. The titles and subtitles used
        -----------------------------------------
        in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The preamble and Schedules form an integral and inseparable part of this Agreement.

                  [REMAINING OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth:



_________________________            ____________________
STOREAGE NETWORKING                     OPHIRTECH LTD.
TECHNOLOGIES LTD.


______________________________       ______________________________
IIS INTELLIGENT INFORMATION                  KOONRAS TECHNOLOGIES LTD.
SYSTEMS LTD.


_________________________________    ___________________________
GENESIS PARTNERS II L.D.C                    CISCO SYSTEMS, INC.


_________________________________    _______________________
GENESIS PARTNERS II (ISRAEL) L.P.            NELSON NAHUM


__________________________________    _______________________________
MORGAN KEEGAN & COMPANY, INC.          MORGAN KEEGAN OPPORTUNITY
                                         FUND, L.P.

___________________________________________________
MORGAN KEEGAN EMPLOYEE INVESTMENT FUND, LP


___________________________________     ___________________________
THE CHALLENGE FUND-ETGAR II L.P.